Exhibit 99.2

Philip Morris International Inc.
2014 Second-Quarter Results Conference Call
July 17, 2014

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2014 second-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the second quarter 2014 and comparing them to the same period in 2013, unless otherwise stated.

A glossary of terms, data tables showing adjustments to net revenues and OCI, for currency, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures are at the end of today’s webcast slides, which are posted on our web site. Please note that Reduced-Risk Products, or “RRPs”, is the term we use for products that have the potential to reduce individual risk and population harm.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As we expected, we achieved strong results in the second quarter, driven by a lower cigarette volume decline of 2.7% and a solid pricing variance of $494 million. As a result, net revenues, excluding currency, increased by 4.5%, and adjusted OCI was up by 9.5% on the same basis. Both the EEMA and Latin America & Canada Regions had a very strong quarter, with adjusted OCI growing by 28.8% and 27.1%, respectively, excluding currency. Furthermore, the EU Region achieved a 3.3% increase in adjusted OCI, excluding currency, despite the adverse pricing impact in Italy. The results in the Asia Region, meanwhile, continued to be impacted by challenges in specific markets, although we are making progress in dealing with them.

Our adjusted diluted EPS, excluding currency, grew by 20.0% to $1.56 per share. This was driven by our strong business results and a relatively easy comparison with the same quarter last year.

(SLIDE 5.)

For the first half of the year, our adjusted diluted EPS, excluding currency, increased by 12.4% to $2.91. However, we will face much more challenging comparisons during the second half of the year and in particular during the fourth quarter. In the second half, we will make investments behind the commercialization of Reduced-Risk Products, roll out Marlboro Red 2.0 and incur some underlying costs related to the optimization of our manufacturing footprint. Overall, our spending this year is skewed towards the second half. As a result, we are anticipating a lower EPS growth rate, excluding currency, for the second half of this year.

(SLIDE 6.)

As we announced at our Investor Day in June and reaffirmed today, our reported diluted EPS guidance for 2014, at prevailing exchange rates, is in a range of $4.87 to $4.97, versus $5.26 in 2013. Our guidance continues to include approximately 61 cents per share of unfavorable currency, at prevailing exchange rates; an after-tax charge of 24 cents per share recorded as asset impairment and exit costs in the second quarter related to the discontinuation of cigarette production in the Netherlands in 2014; and the one cent per share charge recorded in the first quarter relating to the decision to end production in Australia.

Our 2014 guidance represents a growth rate, excluding currency and these restructuring charges, of approximately 6% to 8%, compared to our adjusted diluted EPS of $5.40 in 2013. As stated in June, given the down-trading and heavy price discounting in Australia, in combination with plain packaging, we anticipate that this could result in our currency-neutral adjusted diluted EPS being at the lower end of this range.

Let me now provide you with an update on key markets, starting with the challenges we face this year in a number of Asian markets and the progress we are making in addressing them.

(SLIDE 7.)

In Japan, cigarette industry volume declined by 14.4% in the quarter as the trade de-stocked following the April 1st tax-driven price increases. Our shipment volume decreased by 16.4%, reflecting the overall market decline and our lower market share. On a June year-to-date basis, industry volume declined by 2.8%.

As expected, our market share in Japan rebounded during the second quarter, reaching 26.4%, following our 25.5% share in the first quarter when the trade built up higher inventory levels of competitive products. Adjusting for trade inventory movements, we estimate our share in the quarter was 25.8%, indicating that the process of stabilizing our market share is under way, and we believe that our share should level out during the second half, a period during which we plan a number of new product launches, including Marlboro Clear Hybrid, a smooth-tasting, regular-to-menthol capsule product.

(SLIDE 8.)

In Indonesia, we witnessed a rebound in cigarette industry volume, with a second-quarter increase of 4.9%, which brought the first half of the year to a 2.0% growth rate. We are currently maintaining our forecast for the full year of market growth of up to 1%.

Our market share increased sequentially from 34.6% in the first quarter to 34.9% in the second quarter, though it was below last year’s level of 36.1%. While the unfavorable trends in the hand-rolled kretek segment continued to impact our overall share performance, the decline moderated, and we achieved strong share progression in the machine-made kretek segment. This was helped by the April launch of Dji Sam Soe Magnum Blue, which reached a quarterly share of 0.6%. We expect this sequential improvement to continue during the second half of the year.

(SLIDE 9.)

Total estimated tax-paid cigarette industry volume in the Philippines declined by 13.4% during the second quarter, while consumption levels remained resilient, as measured by adult smoking incidence and daily consumption. The drop in tax-paid industry volume reflects the fact that Mighty Corporation’s tax-paid volume was down by around 40%. In contrast, we estimate that its total sales volume, both tax-paid and non-tax-paid, increased by about 20%.

PMI’s share of the tax-paid market increased to 85.9% during the second quarter, representing an increase of 3.4 share points, driven mainly by Marlboro and Fortune. The pressure on Mighty Corporation continues and we hope that the introduction of tax stickers, now expected in August, will reduce its ability to avoid paying excise taxes and VAT.

(SLIDE 10.)

Let me now move to Australia, where the combination of a certain commoditization of the market, induced by plain packaging, large excise tax increases, and heavy price discounting, particularly at the bottom of the market, has accelerated down-trading to lower price, lower margin brands, or even illicit products. The super-low price segment has grown from 6.3% in 2011 to 28.3% in the first half of this year, when the effective price gap between a premium brand, such as Marlboro, and a super-low price brand, such as Bond Street, widened to about eight Australian Dollars per pack of 25 cigarettes, or about 36%. This compares to a gap of about 26% in 2011.

Our market share averaged 37.7% in the period 2011 through 2013 but came under significant pressure from competitive discounting in the first quarter of 2014, when it dropped to 32.9%. We responded with increased investments in tactical price discounts for choice and Bond Street in order to regain our market position. As a result, in the second quarter, we increased our segment shares in the low and super-low price segments from 31.4% and 11.2% last year to 36.8% and 14.5%, respectively. However, the combination of increased price discounts and volume/mix deterioration due to the down-trading is impacting our profitability in Australia this year.

(SLIDE 11.)

Let me now turn to the EEMA Region, starting with Russia where our strong and diverse brand portfolio is driving market share gains and enabling us to increase prices. On a May quarter-to-date basis, our market share increased by 0.9 share points to 26.8%, thanks to premium Parliament, mid-price L&M and low-price Bond Street.

We estimate that cigarette industry volume declined by around 10% during the second quarter. This was driven by price increases averaging some 25% year-on-year, an increase in the prevalence of illicit trade and a weakening economy. As you know, we announced in May a further price increase of four Rubles per pack across most of our portfolio. This should impact adult smokers later this month and, along with the implementation of the restrictions on public smoking that were introduced in June this year, is expected to result in a full-year decline of between 9% and 11% in cigarette industry volume.

(SLIDE 12.)

In Turkey, cigarette industry volume increased by an estimated 2.5% in the second quarter and was slightly up June year-to-date. A stable underlying trend is expected during the second half of the year, despite a mid-year upward adjustment in the specific and minimum excise tax of 5.1%. We increased the prices of our low and super-low price portfolio, Bond Street, Chesterfield, Lark and L&M, by 50 Turkish Lira cents per pack.

Our May quarter-to-date market share was marginally lower at 44.6%. However, the premium brands’ share of our portfolio increased, driven by the 1.2 share points gained by Parliament, which reached a record market share of 10.8%.

(SLIDE 13.)

Let me now turn to the EU Region, where June cigarette industry volume was stronger than expected and included a favorable inventory variance. Cigarette industry volume declined by just 1.2% in the second quarter and by 3.4% in the first half, compared to a 9.3% decrease during the same period last year.

The improvement in cigarette industry volume trends has taken place despite persistently high unemployment levels. We attribute the moderation to a slight decline in illicit trade, a slow-down in the growth of e-vapor products in many markets, relatively less out-switching to fine cut products, and some trade inventory movements. We should also remember that the comparison with 2013 was easier in the first half of this year and, in addition, we have recently implemented or announced price increases in Germany, Portugal and Spain. Consequently, we are expecting the full-year decline in the EU Region to be approximately 5%, which is a more modest rate of decline than the one forecast in June and a marked improvement on the 7.4% decline that occurred during 2013.

(SLIDE 14.)

We continue to outperform the industry in the EU Region. Our Regional market share increased by 0.9 share points in the second quarter to 40.4%. We achieved share growth in five of the six largest markets in the Region and expect our positive momentum to continue throughout the year. Absent trade inventory movements, our market share would also have been up in Germany.

(SLIDE 15.)

Our strong share performance is based on the strength of our key international brands. Marlboro remained resilient with a 19.4% Regional share, despite the continued weak macro-economic environment. L&M grew by 0.3 share points to 7.2%, driven by an outstanding performance in Germany and continued share gains in Poland. Chesterfield performed particularly well, gaining 1.4 share points in the quarter to reach a Regional share of 5.8%. Its market share has grown very rapidly since we repositioned the brand in Italy and it has also benefited from geographic expansion.

(SLIDE 16.)

On a June year-to-date basis, our cigarette volume in the EU Region was essentially stable at 91.6 billion units. This was the key driver of the improvement in our adjusted OCI, excluding currency, during the first half of the year.

Our pricing variance, on the other hand, was lower than in recent years, mainly driven by Italy, where we remain cautiously optimistic that the government will implement excise tax reform. In the second quarter, we increased our market share in Italy by 2.0 share points to reach 55.3%, as Chesterfield, which was repositioned in February to the super-low price segment, achieved a 10.0% overall market share, up by 6.5 share points, although with lower unit margins, while Marlboro’s share declined 0.8 share points to 25.0%.

(SLIDE 17.)

On a global basis, pricing remained the key driver of our higher adjusted OCI during the second quarter. Our pricing variance reached $494 million in the quarter and $900 million in the first half, broadly in line with our annual historical average of $1.8 billion. Our strong second-quarter pricing variance was led by Indonesia and Russia, but was partially offset by unfavorable pricing variances in Italy and the Philippines.

(SLIDE 18.)

We achieved a 2.1 point improvement in PMI’s adjusted operating companies income margin, excluding currency, in the second quarter, driven by pricing and helped by the timing of costs.

(SLIDE 19.)

Looking at our top 30 OCI markets worldwide, our share in the second quarter of 2014 increased by 0.2 points to 37.3%.

(SLIDE 20.)

Marlboro is one of the key drivers of our favorable market share momentum. During the second quarter, Marlboro progressed to reach an international market share of 9.2%, excluding China. It gained share in three out of our four Regions, with a particularly strong performance in the EEMA Region. The decline in the Asia Region was mainly attributable to Japan.

(SLIDE 21.)

We remain committed to generously rewarding our shareholders through a combination of dividends and share repurchases. Our dividend yield last Friday was 4.4%, which puts it at the upper end of the range of our peer groups.

During the second quarter, we spent $1.0 billion to repurchase 11.6 million shares at an average price of $86.13 and continue to target spending of $4.0 billion during the full year 2014.

(SLIDE 22.)

In conclusion, the second quarter was financially a strong one, helped by a favorable comparison with last year and hindered by some ongoing challenges in the Asia Region. The results in the EEMA and Latin America & Canada Regions were particularly strong, driven mainly by pricing, while better volume trends in the EU Region enabled us to increase Regional adjusted OCI, excluding currency.

Our business fundamentals are solid, although the comparisons are expected to be more challenging during the next two quarters. We will make investments behind the commercialization of Reduced-Risk Products, roll out Marlboro Red 2.0, incur some underlying costs related to the optimization of our manufacturing footprint, and, overall, our spending this year is skewed towards the second half. This is already reflected in our EPS guidance and we remain confident in our ability to achieve a growth rate in adjusted diluted EPS of 6% to 8%, excluding currency, for the full-year 2014.

(SLIDE 23.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team, who are currently in Switzerland.

Thank you again and have a nice day.